SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                       ____________________


                             FORM 8-K


                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported):  June 13, 1996
                                                   (May 31, 1996)



                    Flowers Industries, Inc.





       Georgia                1-9787               58-0244940
  (State or Other            (Commission        (I.R.S. Employer
  Jurisdiction of            File Number)     Identification No.)
   Incorporation)




U.S. Highway 19, P.O. Box 1338, Thomasville, GA          31799
   (Address of principal executive offices)            (Zip Code)




Registrant's telephone number, including area code: (912)226-9110







Item 2.  Acquisition of Assets

          On May 31, 1996, Flowers Industries, Inc., through a wholly-owned subsidiary, acquired from Mrs. Smith's Inc. and its parent company, the J.M. Smucker Company, certain of the assets and all of the branded frozen pies, frozen pie shells, "in-store/deli-bakery," aluminum pans and steel magnetic shielding business of Mrs. Smith's, Inc. Under the terms of the acquisition agreement, Flowers paid $30,000,000.00, consisting of $15,000,000.00 in cash at closing and a $15,000,000.00 note payable to the J.M. Smucker Company. Flowers' subsidiary also acquired from Mrs. Smith's, Inc. certain of its current assets and assumed certain of its current liabilities. There will be a net working capital determination following closing and the purchase price will be increased if such amount is positive or decreased if such amount is negative. In addition, Flowers' subsidiary entered into ten (10) year leases for all of the property, plant and equipment used in the business. The leased assets shall continue to be used in the business. All funds for this transaction were from Flowers' general funds.

Item 7.   Financial Statements and Exhibits

     (a)  Financial statements of business acquired.

          The required financial statements will be filed by amendment as soon as practicable and in any event not later than sixty days after the date upon which this Form 8-K is required to be filed.

     (b)  Pro forma financial information

          The required pro forma financial information will be filed by amendment as soon as practicable and in any event not later than sixty days after the date upon which this Form 8-K is required to be filed.

(c)  Exhibits


2 Acquisition Agreement dated as of May 1, 1996 among Flowers Industries, Inc., Mrs. Smith's Bakeries, a wholly-owned subsidiary of Flowers Industries, Inc., The J.M. Smucker Company, and Mrs. Smith's, Inc., a wholly-owned subsidiary of The J.M. Smucker Company.*

99   Press release dated May 31, 1996, announcing the
      acquisition.

* Pursuant to Item 601 of Regulation S-K, Flowers has excluded from Exhibit 2 the Exhibits to the Acquisition Agreement which are listed following the Table of Contents. Flowers agrees to furnish copies of such Exhibits to the Securities and Exchange Commission upon request.



                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         FLOWERS INDUSTRIES, INC.



                         By:/s/C. Martin Wood, III
                            C. Martin Wood, III
                            Senior Vice President,
                            Chief Financial Officer


Date: June 13, 1996